Exhibit 16.01
(RAICH ENDE MALTER & CO. LLP LETTERHEAD)
October 6, 2006
U.S. Securities and Exchange Commission
100 F Street NE
Washington D.C. 20549
Dear Sir/Madam:
We have read the statements set forth by Tenby Pharma Inc. (the “Company”) in Item 4.01 regarding the dismissal of Raich Ende Malter & Co. LLP as the Company’s independent auditors, which statements are being filed with the U.S. Securities and Exchange Commission in the Company’s current report on Form 8-K, and we are in agreement with the statements contained therein.
Very truly yours,
/s/ Raich Ende Malter & Co. LLP
RAICH ENDE MALTER & CO. LLP